CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2007, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in discontinued operations as discussed in Notes 1 and 6, as to which the date is July 3, 2007 relating to the financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in Kimco Realty Corporation’s Current Report on Form 8-K dated July 6, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

July 6, 2007